EXHIBIT 15.1

Credit Suisse Group AG

Zurich, Switzerland

Re: Post-Effective Amendment No. 1 to Registration Statement filed on Form S-8 on May 22, 2017

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated May 4, 2017 related to our review of interim financial information of Credit Suisse Group AG as of March 31, 2017 and 2016 and for the three-month periods ended March 31, 2017 and 2016.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

/s/ Nicholas Edmonds	/s/ Anthony Anzevino
Nicholas Edmonds	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner

Zurich, Switzerland

May 22, 2017